EXHIBIT 5.1

May 17, 2006

Scientigo, Inc.
6701 Carmel Road
Suite 205
Charlotte, NC 28226

Ladies and Gentlemen:

We have acted as legal counsel to Scientigo, Inc., a Delaware corporation (the “Company”), in connection with Registration Statement on Form SB-2 described herein (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 17, 2006 under the Securities Act of 1933, as amended. The Registration Statement relates to the resale of the following shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”): 9,226,754 shares currently held by selling stockholders (the “Shares”), 8,631,882 shares issuable on the exercise of warrants to purchase Common Stock held by selling stockholders (the “Warrant Shares”), 4,000,000 shares of common stock issuable upon conversion of shares of Series B Preferred Stock held by a selling stockholder (the “Series B Shares”), and 127,261 shares of common stock issuable upon conversion of 6.4% Senior Convertible Notes held by selling stockholders (the “Note Shares”). The Shares may be, and upon issuance, the Warrant Shares, the Series B Shares and the Note Shares may be, sold from time to time by the Company’s stockholders listed in the Registration Statement (the “Selling Stockholders”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

1)	the Registration Statement;

2)	the Certificate of Incorporation of the Company, as amended and restated to the date hereof;

3)	the Bylaws of the Company, as amended and restated to the date hereof;

4)	resolutions adopted by the Board of Directors of the Company, relating to the approval of the filing of the Registration Statement, together with the exhibits thereto, and other related matters; and

5)	Such other documents and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

     We have also examined such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon statements of officers of the Company.

     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that as of the date hereof, (a) the Shares, Warrant Shares, Series B Shares and Note Shares have been duly authorized; (b) the Shares have been validly issued, and are fully paid and nonassessable; and (c) the Warrant Shares, the Series B Shares and the Note Shares, when issued upon exercise or conversion in accordance with their governing documents, will be validly issued, fully paid, and nonassessable.

     For purposes of our opinion, we have assumed the payment by the Selling Stockholders of the full amount of the exercise price due from them to the Company upon exercise of the warrants. For purposes of our opinion, we also have assumed that the Company has paid all taxes, penalties, and interest which are due and owing to the states of Delaware and North Carolina.

     We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 for this same offering, the inclusion of this opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this opinion with any other appropriate governmental agency. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP